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                                                                    EXHIBIT 99.2


FOR IMMEDIATE RELEASE :


INVESTOR AND MEDIA CONTACT:
George E. Willett, President and CFO
High Speed Access Corp.
(502) 657-6340


             HIGH SPEED ACCESS CORP. ANNOUNCES RESULTS OF HEARING ON
      SETTLEMENT OF DELAWARE CLASS ACTION LITIGATION AND REAFFIRMS INTENT
                 TO MAKE INITIAL CASH DISTRIBUTION IN MAY 2003

LOUISVILLE, Ky. - April 18, 2003 - High Speed Access Corp. "HSA" (OTCBB: HSAC) announces today that the Delaware Chancery Court approved the settlement of the Delaware Class Action lawsuits at a hearing on April 16, 2003. No objections to the settlement were filed, and any appeals must be filed by May 16, 2003. As previously announced, HSA intends to make an initial cash distribution of $1.40 per share to its stockholders in late May 2003, but will not make any liquidation distributions until the court's approval of the settlement (including any appeals) is final in all respects. HSA will announce the record date for the determination of stockholders entitled to the initial May 2003 liquidating distribution at a later date. The amount of the intended initial distribution is based upon the current estimates of management and may be higher or lower, and the date of the intended initial distribution may be delayed, due to various risks and uncertainties previously disclosed in HSA's most recent 10-K and other public filings on record with the Securities and Exchange Commission.

Cautionary Note Regarding Forward-Looking Statements about HSA: This press release contains statements about future events and expectations that are "forward-looking statements." Any statement in this press release that is not a statement of historical fact is a forward-looking statement that involves known and unknown risks, uncertainties and other factors which may cause the company's distributions and actual results to be materially different from those expressed or implied by such forward-looking statements, including the actions and timing relating to the plan of liquidation and dissolution. Specific factors that might cause such a difference include, but are not limited to; the payment of a cash distribution may be smaller or larger than currently anticipated and may cause the price of HSA's common stock to fluctuate; the decline in the liquidity and price of HSA's common stock following any liquidating distributions and any closure of our stock transfer books; the tax consequences of any intended cash distribution may not be advantageous to shareholders; the impact of assessing or resolving potential or outstanding litigation; the magnitude of any claims, indemnification, adjustments or reductions to the proceeds received by the company in connection with the sale of certain of its assets to Charter; and those risks and uncertainties discussed in filings made by the company with the Securities and Exchange Commission. For a detailed discussion of these and other cautionary statements, please refer to HSA's filings with the Securities and Exchange Commission (SEC). The forward-looking statements in this press release are as of the date hereof and the company assumes no obligation to update these forward-looking statements.